AMENDED AND RESTATED PERSONAL EMPLOYMENT AGREEMENT
This Amended and Restated Personal Employment Agreement (“Agreement”) is entered into as of the Effective Date (as defined below), by and between Lemonade Ltd., a private company incorporated under the laws of the State of Israel having its principal office at 38 Keren Hayesod Street, Jerusalem, Israel ((together with Lemonade, Inc. and any affiliate or subsidiary thereof that may employ the Employee from time to time, the “Company”) and the employee whose details are specified in Annex A hereto (the “Employee” and, together with the Company, the “Parties”).
WITNESSETH
WHEREAS, the Employee is currently employed by the Company as its Chief Executive Officer pursuant to the terms of that certain Personal Employment Agreement by and between the Parties, dated as of July 1, 2015 and subsequently amended on July 29, 2015 (the “Prior Agreement”)
WHEREAS, the Parties desire to amend, restate and supersede the Prior Agreement in its entirety on the terms and conditions set forth herein, effective of as the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Effective Date”); and
WHEREAS, subject to the terms and conditions set forth herein, the Company agrees to continue to employ the Employee on and following the Effective Date and the Employee agrees to accept such continued employment with the Company.
NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the Parties hereby declare and agree as follows:
1.Appointment; The Position
1.1Effective as of the Effective Date, the Employee will continue to be employed in the position detailed in Annex A. The Employee shall perform the services and duties hereunder in accordance with the Company’s policy, under the supervision of the person(s) detailed in Annex A and in accordance with his/her instructions and in any other framework as the Company shall direct in order to facilitate its needs.
1.2The Parties warrant and confirm that Employee’s employment by the Company commenced on July 1, 2015 and will continue on and following the Effective Date. The provisions of this Agreement shall apply to the Parties as of the Effective Date.
1.3The Employee shall perform his/her duties hereunder at the Company’s principal offices indicated above or at such other offices in either the Jerusalem or Tel Aviv areas. The Employee acknowledges and agrees that the performance of his/her duties hereunder may require domestic and international travel.
1.4This Agreement is specific and personal and exclusively determines the Employee’s terms of employment.
2.Devotion of Time
2.1As of the Employment Starting Date, Employee has devoted and shall devote the required and necessary business time, attention and efforts to the performance of his/her duties and

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responsibilities hereunder. The Employee shall perform the duties and responsibilities hereunder with expertise and in a professional and efficient manner.
2.2During the term of this Agreement, and unless and until otherwise agreed, Employee shall be employed on a full-time basis, with Friday and Saturday as rest days.
The performance of Employee’s responsibilities requires work during over-time hours, over and above the regular working days and hours and the Employee undertakes to work these hours in accordance with the Company’s demands and requirements.
2.3As of the Employment Starting Date, Employee has not engaged and shall not engage in any other business activities, whether or not such business activities are conducted outside of normal business hours and whether or not such activities are pursued for gain or profit unless specifically approved by the Company. The above notwithstanding, it is hereby clarified and agreed that: (i) the Employee may engage is volunteer work; (ii) as of the Effective Date, the Employee is currently engaged and may continue to be engaged with the entities listed on Annex B hereto, and (iii) the Employee may engage in other paid or unpaid activities upon notification to the Company, provided however, that in each case, unless otherwise approved by the Company, such engagements will not disrupt or interfere with Employee’s performance of the duties and responsibilities hereunder, shall not be conducted during the time Employee is obligated to devote for the performance of his/her duties and responsibilities according to this Agreement and/or compete with the Company’s and/or any of its subsidiaries’ and/or any of its affiliates’ business.
2.4Employee’s position within the Company is (i) a high senior position, (ii) requires a special measure of personal trust and loyalty and (iii) is of conditions and circumstances of which it is impossible for the Company to control Employee’s working hours and hours of rest. Accordingly, the Law of Working Hours and Rest, 5711-1951 shall not apply to the employment of the Employee.
3.Term and Termination
3.1This Agreement shall be effective as of the Effective Date, and shall continue until terminated in accordance with the provisions of Section 3.2 or 3.3 hereinafter.
3.2The Company and the Employee may terminate this Agreement at any time by giving the other Party a prior written notice of termination, of a period detailed in Annex A.
3.3The Company may waive in writing and in advance Employee’s services in any prior notice period. In the event that the Company notifies Employee of such waiver, to the extent permitted by applicable law, the Company shall be entitled to pay Employee the Monthly Salary (as defined below) otherwise payable to Employee during such prior notice period in one lump-sum and by doing so bring the employer-employee relations between the Parties to end upon such payment.
3.4Notwithstanding the above, the Company shall have the right to immediately terminate this Agreement for a Cause, as determined by the Company. A “Cause” shall mean either (i) circumstances entitling the Company under any applicable law to terminate the employment of the Employee without payment of severance pay; (ii) any material breach by the Employee of this Agreement, any breach of the NDA or any breach of the Employee’s fiduciary duties; (iii) conviction of the Employee of any felony involving moral turpitude and/or (iv) a willful failure to perform Employee’s responsibilities or duties which failure has a significant adverse

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effect on the Company in cases (ii) and (iv) above, but in each case only if the Employee did not cure such breach within seven (7) days of written notification of the same by the Company. Subject to section 5.1 (iv), in the event of termination for Cause, Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Pay Law 5723-1963 (the “Severance Law”) and/or any other applicable law.
4.Salary
During the term of this Agreement, the Company shall pay Employee a monthly gross salary in a total amount detailed in Annex A (the “Monthly Salary”).
5.Additional Benefits
5.1Pension Insurance. As of the Employment Starting Date, the Company has insured and shall insure the Employee under an accepted “Managers Insurance Plan” (the “Managers Insurance”) and/or a comprehensive pension plan (the “Pension Plan”).The Managers Insurance and/or Pension Plan shall be provided through an agency/agent selected by the Employee, by an insurance company and/or a pension fund, to be selected by the Employee and approved by the Company. For the avoidance of
5.2doubt, the Company’s contributions may exceed the maximum exemption from income tax allowed by any applicable law and regulations.
(i)In the case of a Pension Plan, the percentages detailed in Annex A shall be contributed.
(ii)In the case of a Managers Insurance, the percentages detailed in Annex A shall be contributed. The Company shall make additional payments, as detailed in Annex A, on account of insurance for loss of earning capacity.
(iii)The Employee hereby instructs the Company to transfer to such Managers Insurance and/or Pension Plan the amount of Employee’s and the Company’s contribution from the Monthly Salary, as detailed in Annex A.
(iv)The Company and the Employee agree and acknowledge that the Company’s contribution towards the Managers Insurance or Pension Plan as set forth in this Section 5.1, are in lieu of severance payments to which the Employee (or his beneficiaries) is otherwise entitled to with respect to the Monthly Salary upon which such contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Law. The Parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Annex C. The Company hereby forfeits any right it may have for reimbursement of sums paid by the Company into the Managers Insurance or Pension Plan, except: (i) in the event that the Employee withdraws such sums from the Managers Insurance or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law, subject to the terms of the General Approval.
5.3Additional Benefits. Employee shall receive additional benefits, if any, as detailed in Annex A.
5.4Annual Vacation. Employee shall be entitled to paid vacation days during each year of employment with the Company as detailed in Annex A, but in any event no less than the number of annual vacation days prescribed by law. Employee shall be obligated to take at least one

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vacation each year of at least 7 consecutive days (5 working days which shall be counted as vacation days and 2 rest days), as prescribed by law. Any vacation days not used by the Employee during the year will be cancelled on 1st January of the following year and no vacation days shall be redeemed at any time.
For the avoidance of doubt, the dates of the Employee’s vacation shall be coordinated with the Company.
In addition, to the extent that the Employee requires additional vacation days, the Employee is entitled to request such days from the Supervisor and coordinate such vacation with the Company at its discretion and according to the Company’s policy from time to time. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.
5.5Cellular Phone; Laptop. If detailed on Annex A, Company shall provide Employee with a laptop (the “Laptop”) and shall bear the costs of maintaining a cellular phone, subject to the Company’s policy and as detailed below (the “Cellular Phone Expenses”) for Employee’s use in the course of performing his/her obligations under this Agreement.
Company shall bear all expenses in connection with the use and maintenance of the Laptop, including, internet services, in accordance with the Company’s policies from time to time. The Cellular Phone Expenses as well as the maintenance of the Cellular Phone shall be subject to Company’s policy from time to time, as well as its agreement with the cellular company.
In order to benefit from the payment of the Cellular Phone Expenses, the Employee shall be required to sign and execute any form which transfers the line of the Cellular Phone to the business plan of the Company such that the Company shall pay the Cellular Phone Expenses directly to the cellular Company, the identity of the cellular company as well as the plan so chosen for the Employee shall be determined by the Company at its sole discretion. To the extent that the Employee will request to upgrade the plan provided by the Company, the Company may require that the Employee pays the amount which exceeds the Cellular Phone Expenses and the Employee hereby irrevocably authorizes Company to deduct and set off from his Monthly Salary such excess amount. The Employee shall sign the necessary documents required to transfer the line back to Employee’s ownership no later than his/her last day of work with the Company and the Company shall be permitted to disconnect the line immediately thereafter.
The Employee shall bear (and hereby irrevocably authorizes Company to deduct and set off from his Monthly Salary) all tax obligations related to the use of the Laptop and the Cellular Phone Expenses, if any. The Employee shall return the Laptop to the Company no later than his/her last day of work with the Company. The Employee shall have no rights of ownership in Laptop, nor any rights to any lien or charge with respect thereto.
The use of the Laptop and payment of Cellular Phone Expenses shall not be considered in any case whatsoever as part of the Monthly Salary and Employee will not receive any social benefits on the imputed income related to the grant of the Laptop hereunder or the payment of the Cellular Phone Expenses.
5.6Sick Leave & Recreation pay. The Employee shall be entitled to sick leave (commencing the first day of sickness), and to recreation pay (“dmei havra’ah”) according to any applicable law.

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5.7Car
In the event the Employee is provided with a car (the “Car”), the Car, if provided to Employee, shall be for work related purposes only, in accordance with the Company’s vehicle policy and subject to the provisions of Annex A hereto and the Car Use Appendix attached hereto as Annex D. It is hereby clarified that the Car shall come in lieu of any payment in respect of travel expenses required by law. The use of the Car shall not be considered in any case whatsoever as part of the Monthly Salary and Employee will not be entitled to receive any social benefits on the imputed income related to the grant of the Car hereunder, and shall bear all taxes and other compulsory payments associated with such imputed income.
6.Tax Withholding
For avoidance of doubt, all payments and benefits under this Agreement are gross amounts. Any tax consequences arising from the grant or exercise of any option or right or from any payment made to Employee under this Agreement or any other event or act, whether on Employee’s part or the Company’s part, shall be borne solely by Employee (other than taxes which are imposed by law on the Company). The Company shall withhold the applicable taxes as required under any applicable law from any Monthly Salary and/or from all other payments and/or benefits granted to Employee under this Agreement.
7.Proprietary Information & Non Disclosure
Employee agrees and acknowledges that the Proprietary Information, Assignment of Inventions, Non Disclosure and Non Compete Agreement, dated as of July 1, 2015 (the “NDA”) remains in full force and effect and that the provisions of the NDA are hereby incorporate by reference in this Agreement. The provisions of the NDA shall survive the rescission or termination, for any reason, of this Agreement.
8.Representations
8.1Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is or was a party or by which he is bound, and (ii) does not require the consent of any person or entity.
8.2The Employee represents that the Employee has the requisite skills and knowledge to perform his/her duties, responsibilities and obligations under this Agreement.
8.3Employee represents and warrants that the Employee will use the Company’s assets and equipment (including the Laptop, Cellular Phone, email account assigned to it by the Company, and/or documentation) (collectively “Company’s Equipment”) primarily for the purpose of his/her employment.
8.4The Employee acknowledges and agrees as follows: (i) upon reasonable suspicion of a breach of the provisions of this Agreement or applicable law, the Company shall have the right to conduct inspections on any and all the Company’s computers, including inspections of electronic mail transmissions in the email account assigned to him/her by the Company, internet usage and inspections of their content, all subject to applicable law. For the avoidance of any doubt, it is hereby clarified that all findings of any such examinations shall be the Company’s sole property;

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and (ii) in any and all times the Employee will transfer to the Company the log-on passwords to the computer/Laptop provided by the Company and the Company assigned email account.
9.Notice; Addresses
9.1The addresses of the Parties for purposes of this Agreement shall be the addresses first written above, or any other address which shall be provided by due notice.
9.2All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other Party at the earlier of the following two dates: if sent by registered mail, as aforesaid, 3 (three) business days from the date of mailing; if delivered by hand, upon actual delivery or proof of delivery at the address of the addressee (in the event of a refusal to accept it).
Delivery by email or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.
10.Miscellaneous
10.1The preamble to this Agreement constitutes an integral part hereof.
10.2Headings are included for reference purposes only and are not to be used in interpreting this Agreement.
10.3This Agreement is a personal employment agreement and therefore no collective bargaining agreements whatsoever shall apply with respect to the relationship between the Parties.
10.4No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either Party of any terms or conditions hereof.
10.5Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.
10.6This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.
10.7This Agreement and any annexes thereto constitute an “employee notice” as required under the Employee’s Notice (Terms of Employment) Law – 2002.
10.8This Agreement, including any annexes thereto, constitutes the entire understanding and agreement between the Parties, supersedes any and all prior discussions, agreements (including, without limitation, the Prior Agreement) and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both Parties.

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10.9It is hereby agreed between the Parties that this Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved by the courts of Tel Aviv, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such venue.
{Remainder of Page Intentionally Left Blank. Signature Page to Follow}

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer.
LEMONADE LTD.      EMPLOYEE
/s/ Shai Wininger  /s/ Daniel Schreiber
Name: Shai Wininger      Employee
Title: Chief Technology Officer

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ANNEX A

1.	Employee Personal Details:	Full Name: Daniel Schreiber Israeli I.D. Number: [ ] Address: [ ] Phone No.: + [ ]
2.	Position in the Company:	CEO
3.	Supervisor / direct manager:	Board of Directors of the Company
4.	Employment Starting Date:	July 1, 2015
5.	Period of Prior Written Notice:	6 months
6.	Monthly Salary:	NIS 55,000 to be paid no later than the 9th day of each month.
7.	Severance	As provided in Annex E.
8.	Contributions to Managers Insurance (percentages out of the Monthly Salary):
i.Company shall contribute 13.33%, of which: 8.33% shall constitute payment towards severance pay component and 5% shall constitute payment towards providence component.
ii.5% shall be contributed by the Employee and deducted from Employee’s Monthly Salary.
iii.In addition, the Company shall make provision for the loss of earning capacity component at the lower of: 2.5% of the Monthly Salary or such amount as shall be required to ensure 75% of the Monthly Salary.

9.	Contributions to Education Fund percentages out of the Monthly Salary):
Following the completion of three consecutive month period commencing on the Employment Starting Date and provided that Employee is still employed by the Company, Company shall contribute an amount equal to 7.5% of the Employee’s Monthly Salary, and the Employee shall contribute an amount equal to 2.5% of the Monthly Salary. The Employee instructs the Company to transfer to such Education Fund the amount of Employee’s contribution from each Monthly Salary.
In the event of termination of Employee’s employment under this Agreement for any reason other than a termination for Cause (as defined in the Agreement) Employee shall be entitled to all sums accumulated in the Education Fund. In the event of termination for Cause (as defined in the Agreement).
Employee shall not be entitled to any of Company’s contributions to the Education Fund made during the Agreement.

10.	Annual Vacation Days:	As determined by management in consultation with the board but no less than the minimum required by law.

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11.	Cellular Phone Expenses:	Cellular Phone- Company shall pay the Cellular Phone Expenses directly to the cellular phone carrier. Other terms are as above.
12.	Car and Travel:	Group 5 car to be chosen by the Employee. Unlimited mileage. All expenses of the car (including tolls roads & tunnels, parking costs) shall be covered by the Company. International travel pursuant to the Company’s policy which shall include business class flights for all international travel of more than 5 hours duration. At Employee’s option, the Employee may waive the right to a car and receive the gross lease costs as part of the Monthly Salary (fuel and expenses above will continue to be covered by the Company).

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ANNEX B
Other Engagements
Director of Powermat Ltd.
GLG Council member

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ANNEX C
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION
FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE
SEVERANCE PAY LAW, 5723-1963
[ ]

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ANNEX D
CAR USE APPENDIX
I, the undersigned Daniel Schreiber, holder of Israeli I.D. number [             ] hereby confirm receiving into my possession on behalf of Lemonade Ltd., reg. no, 515277432 (the “Company”), a car pursuant to my Employment Agreement (as defined below), subject to the following conditions:

1.I have been granted the right to use the Car, within the framework of and under a rental agreement executed between the Company and a car rental company (the “Car Lease Agreement”), for the purpose of my employment with the Company.

2.The Company will be entitled to deduct from my salary or any other amount owing to me therefrom all tax or other payments due under the Israeli Income Tax Regulations (Car Use Charged Value), 1987, and/or the applicable law and/or this Car Use Appendix to be paid in connection with providing me with the Car, including with respect to “Shovi Rechev”, all in accordance with the tax rate provisions, as amended and applicable from time to time.

3.Subject to my written consent, the Company will be entitled to substitute the Car with a different car, so long as the substitute car shall be of the same level of the Car and as long as the deducted amount will be adjusted to the type of substitute car.

4.I hereby undertake to use the Car for purpose of my employment. The use of the Car by my family members or others shall be for private purposes only, and in accordance with the provisions of the law, my Employment Agreement, the Car Lease Agreement and the insurance policy provided by the car rental company as stipulated in the Car Lease Agreement (the “Policy”). At the Company’s request, I shall provide information regarding persons entitled to use the Car on my behalf.

5.I undertake to use the Car in a reasonable and careful manner, in accordance with safety instructions of any law and as an owner who cares for his property would. The use of the Car shall be limited to the territory defined under the Car Lease Agreement.

6.Any expense, damage, loss, or cost caused to the Company or to any third party which (a) is not covered by the Policy and/or the Car Lease Agreement caused through a negligent act or failure to act and/or deliberately and/or under the influence of alcohol/drugs, by myself or by anyone uses the Car on my behalf or (b) which is within the scope of the personal participation under the Policy, shall be paid by myself and I hereby give my consent to the deduction by the Company of such amounts from my salary or set off from any other amount due to me in connection with my employment.

7.In addition, I shall pay any penalty, fine, towing expense, toll or parking fee levied on the Car during the term of the Car Lease Agreement under this document and any penalty imposed by the car rental company due to any violation of mine of the Car Lease Agreement.

8.I hereby undertake to make the Car available for repairs and/or periodical check ups as per the Company’s and/or the car rental company’s periodic requests. Without derogating from the abovementioned, I acknowledge and agree that it is my responsibility to check the Car’s speedometer frequently and report to the administrative department of the Company every 15,000 km.

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9.I undertake not to perform any repairs, maintenance, additions or instalments whatsoever (including the application of stickers) in the Car, without the prior written consent of the Company and subject to its instructions.

10.I hereby acknowledge that by receipt of the Car, the Company satisfies its statutory obligation to provide me with travel expenses, and by choosing to receive the Car, I hereby waive any claim or entitlement to be compensated for any travel expenses.

11.Notwithstanding anything contained herein, it is hereby clarified that upon termination of my employment pursuant to that my personal employment agreement, by and between myself and the Company, to which this Appendix is attached (the “Employment Agreement”), for any reason whatsoever, either by myself and/or by the Company, the Company shall be entitled to terminate the lease arrangement under this Car Use Appendix (including the Car Lease Agreement) as of the date of the termination of my employment with the Company and shall be entitled to charge me (also by way of deduction or setting off such sums from my salary or from any other amounts due to me in connection with my employment in the Company) for penalty, handling or other fees, if imposed and paid by it in connection with the termination of the lease (the “Penalty Charges”), exclusively in the event that my employment with the Company is terminated by the Company for Cause (as defined in the Employment Agreement) or upon my voluntary termination of my employment. For the avoidance of doubt it is hereby clarified, that the Company shall not be entitled to charge me such Penalty Charges upon the termination of my employment by the Company made in the ongoing course of business (i.e. upon a termination by the Company other than for Cause).

12.Notwithstanding anything contained herein, it is further noted that should I choose to receive a Car of different make or model other than such specified above in this Car Use Appendix or the Car Lease Agreement, I shall bear all Penalty Charges, if imposed, and the Company shall be free to deduct or set off such sums from my salary or from any other amounts due to me in connection with my employment in the Company.

13.Without derogating from the abovementioned, I shall be entitled to terminate this Car Use Appendix and request the Company to terminate the Car Lease Arrangement by a 30 (thirty) day prior written notice to the Company and the leasing company, provided that I shall pay the Penalty Charges Imposed on the Company in connection with the early termination of the lease. The provisions of this Car Use Appendix are subject to the Company’s policy, to the provisions of the Car Lease Agreement and to the Employment Agreement being in force.

14.The final account settling following the termination of my employment shall only be made after I return the Car in good condition to the Company.

15.It is hereby clarified that I will have no right of lien on the Car to ensure payment of any debts or other payment due to me from the Company.

16.I acknowledge that the Car Lease Agreement and as part of it the Policy are available for my inspection at the Company’s offices.

Today           , 2020, I confirm my agreement to all the above;

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Daniel Schreiber

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Annex E
Severance Agreement

THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into as of the Effective Date (as defined below) between Lemonade Ltd. (together with any Affiliate that may employ you from time to time, the “Company”) and Daniel Schreiber (“Executive” or “you”).

1.Definitions. The following capitalized terms used herein shall have the following meanings:

(a)“Affiliate” means (a) Lemonade, Inc.; (b) any Subsidiary; and c) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) Lemonade, Inc., (ii) the Company or (iii) any Subsidiary.

(b)“Annual Bonus” means the annual variable cash compensation you are eligible to receive as determined from time to time by the Company, whether acting through the Company’s Board of Directors (the “Board”), a committee thereof or otherwise, based on the achievement of certain Company and/or individual performance objectives.

(c)“Base Pay” means your annual base compensation, as determined from time to time by the Company, whether acting through the Board, a committee thereof or otherwise, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the Company.

(d)“Cause” means “Cause” (or any term of similar effect) as defined in your Employment Agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any Affiliate or any material breach of a written agreement between the Holder and the Company or any Affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or your direct supervisor, which involves the business of the Company and/or its Affiliates and was capable of being lawfully performed; (iii) dismissal under the circumstances defined in Section 16 and/or Section 17 of the Israeli Severance Pay Law, 1963; (iv) embezzlement of funds of the Company and/or its Affiliates; your commission of, indictment for or your entry of a plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (v) your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties;; or (vi) any acts, omissions or statements by you which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any Affiliate.

(e)“Change in Control” shall have the meaning set forth in the Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment or benefit event with respect to any payment or benefit hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional

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taxes under Section 409A, such transaction or event will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(f)“Change in Control Protection Period” means the period beginning on the date three months prior to the consummation of the Change in Control and ending on the first anniversary of such Change in Control.

(g)“Code” means the Internal Revenue Code of 1986, as amended.

(h)“Date of Termination” means the date of termination of your employment for any reason.

(i)“Disability” means “Disability” (or any term of similar effect) as defined in your Employment Agreement with the Company or any Affiliate if such an agreement exists and contains a definition of Disability (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Disability (or term of similar effect), then Disability means an illness (mental or physical) or incapacity, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(j)“Employment Agreement” means that certain Personal Employment Agreement by and between the Company and the Executive dated as of July 1,2015 and subsequently amended on July 29,2015 as may be amended from time to time.

(k)“Equity Awards” means all stock options, restricted stock units, performance stock units and such other equity-based awards granted pursuant to the Incentive Award Plan. For the avoidance of doubt, “Equity Awards” shall not include any cash or cash-based awards granted pursuant to the Incentive Award Plan.

(l)“Incentive Award Plan” means Lemonade, Inc. 2020 Incentive Award Plan (or any successor equity incentive plan of the Company).

(m)“Lemonade Entities” means Lemonade, Inc. and its direct and indirect Subsidiaries.

(n)“Subsidiary” shall mean any entity (other than Lemonade, Inc.), whether domestic or foreign, in an unbroken chain of entities beginning with Lemonade, Inc. if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.Term of Agreement. The term of this Agreement will commence as of the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”) and shall continue in effect until your Date of Termination.
3.Termination and Eligibility for Severance.

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(a)Accrued Benefits. Upon any termination of your employment, you will receive the following documents and payments (i) any and all earned and unpaid portion of your Base Pay through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; (iii) unpaid portion of your recreation pay through the Date of Termination; (iv) release letters addressed to your pension fund, managers insurance and study fund; and (iv) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company's applicable expense reimbursement policies. Hereafter, items (i) through (iii) in this Section 3 are referred to as “Accrued Benefits.'' If termination of your employment is for any reason other than by the Company without Cause (other than due to death or Disability), you will be entitled to receive only the Accrued Benefits.

(b)Severance Payments and Benefits. Subject to Sections 3(c), 5 and 6 of this Agreement:

(i)Non-CIC Severance Payments and Benefits. If the Company terminates your employment without Cause (other than as a result of your death or Disability), in each case, outside of the Change in Control Protection Period, then, in addition to the Accrued Benefits, the Company will provide you the following severance and related post- termination benefits (the “Non-CIC Severance Payments and Benefits”):

(1)The Company shall, during the period beginning on the Date of Termination and ending on the six (6)-month anniversary of the Date of Termination, pay to you an amount equal to (i) the sum of six (6) months of your Base Pay as in effect immediately prior to the Date of Termination; (ii) the sum of six (6) months of the benefits detailed in Sections 5.1, 5.2 and 5.7 of your Employment Agreement; and (iii) fifty percent (50%) of your target Annual Bonus for the calendar year in which the Date of Termination occurs (collectively, the “Non-CIC Severance Payment”);

(2)To the extent applicable, the Company shall pay you an amount equal to the aggregate sum of the Company's share of medical, dental and vision insurance premiums for you and your dependents for the period commencing on the Date of Termination and ending on the sixth month anniversary thereof (as if you had remained employed and based on coverage as of immediately prior to termination). For the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions. The cash payment provided for in this Section 3(b)(i)(2) or Section 3(b)(ii)(2), as applicable, is referred to herein as the “Continued Benefit Payment”);

(3)Unless otherwise explicitly set forth in the award agreement for the applicable Equity Award, each outstanding unvested Equity Award held by you immediately prior to the Date of Termination that is subject to vesting based solely upon your continuous service with the Company that would have vested during the six (6)-month period following the Date of Termination had you remained employed shall remain outstanding and shall automatically vest and become exercisable (as applicable) on the Severance Commencement Date; provided that the Release Agreement has become

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effective and irrevocable as of such date (the “Non-CIC Equity Benefit”); provided, further, that if the Release Agreement has not become effective and irrevocable as of such date, such Equity Awards shall automatically be forfeited for no consideration on such date, and

(4)Subject to the provisions of Sections 3(c) and 6, the Non-CIC Severance Payment and Continued Benefit Payment shall be paid in equal installments during the six (6)-month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on the first payroll date following the 60th day following the Date of Termination (such payroll date, the “Severance Commencement Date”), and with the first installment including any amounts that would have been paid had the Release Agreement been effective and irrevocable on the Date of Termination.

(ii)CIC Severance Payments and Benefits. If the Company terminates your employment without Cause (other than as a result of your death or Disability), in each case, during the Change in Control Protection Period, then, in addition to the Accrued Benefits (and, for the avoidance of doubt, in lieu of the Non-CIC Severance Payments and Benefits), the Company will provide you the following severance and related post- termination benefits (the “CIC Severance Payments and Benefits”):
(1) The Company shall pay you an amount equal to (i) the sum of twelve (12) months of your Base Pay as in effect immediately prior to the Date of Termination; (ii) the sum of six (6) months of the benefits detailed in Sections 5.1, 5.2 and
5.7of your Employment Agreement; and (iii) your target Annual Bonus for the calendar year in which the Date of Termination occurs, (collectively, the “CIC Severance Payment”);

(2)To the extent applicable, the Company shall pay you an amount equal to the aggregate sum of the Company's share of medical, dental and vision insurance premiums for you and your dependents for the period commencing on the Date of Termination and ending on the first anniversary thereof (as if you had remained employed and based on coverage as of immediately prior to termination). For the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions; and

(3)Unless otherwise explicitly set forth in the award agreement for the applicable Equity Award, any unvested Equity Awards outstanding immediately prior to the Date of Termination shall automatically become fully vested and exercisable (as applicable) on the Severance Commencement Date; provided that the Release Agreement has become effective and irrevocable as of such date (the “CIC Equity Benefit”); provided, further, that if the Release Agreement has not become effective and irrevocable as of such date, such Equity Awards shall automatically be forfeited for no consideration on such date.

(4)Subject to the provisions of Sections 3(c) and 6, the CIC Severance Payment and the Continued Benefit Payments shall be paid in equal installments during the twelve (12)-month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on Severance Commencement Date, and with the first installment including any amounts that would have been paid had the Release

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Agreement been effective and irrevocable on the Date of Termination shall be made in a lump sum on the Severance Commencement Date.

(c) Release. Any amounts payable pursuant to Section 3(b)(i) or Section 3(b)(ii), as applicable (collectively, the “Severance Benefits”), shall be in lieu of notice (other than the minimum notice period pursuant to the Israeli Advanced Notice for Dismissal and Resignation Law, 2001) or any other severance benefits (other than contributions made to the Managers Insurance pursuant to Section 14 of the Severance Pay Law, 1963) to which you might otherwise be entitled from any Lemonade Entity. Notwithstanding anything to the contrary herein, the Company's provision of the Severance Benefits will be contingent upon your timely execution and non-revocation of a general waiver and release of claims agreement in a form to be provided by the Company (a “Release Agreement”), subject to the terms set forth herein. You will have twenty-one (21) days (or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty- five (45) days) following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement (the “Revocation Period”). If you do not timely execute or if you subsequently revoke the Release Agreement, you shall be required to pay to the Company, immediately upon demand therefor, the amount of any payments or benefits you received in connection with any portion of Equity Awards that was eligible to vest pursuant to Section 3(b) (including, without limitation, proceeds received or realized by you from the sale or surrender of any shares underlying such Equity Awards in connection with applicable tax withholding).

(d) The provisions of this Section 3 shall supersede in their entirety any severance payment provisions in any employment agreement, severance plan, severance policy, severance program or other severance arrangement maintained by the Company. The Company shall have no further obligation to you in the event of termination of your employment for any reason at any time, other than those obligations specifically set forth in this Section 3.

4.Mitigation. You shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, subject to Section 5; provided, however, that any loans, advances or other amounts owed by you to the Company may be offset by the Company and its affiliates against amounts payable to you under Section 3 to the greatest extent permitted by applicable law.

5.Restrictive Covenants and Other Conditions. You acknowledge and agree that you are a party to that certain Proprietary Information, Assignment of Inventions Non Disclosure and Non Compete Agreement, dated as of July 1, 2015, and such agreement remains in full force and effect (the “Restrictive Covenant Agreement”). In the event of (a) your material breach of the Restrictive Covenant Agreement, (b) your engagement in any act or omission after the Date of Termination that would have constituted “Cause” under subsection (i) of the definition thereof (without regard for any cure periods therein) for termination of your employment had you remained employed after the Date of Termination, or (c) the Company’s determination in good faith that facts or circumstances existed on the Date of Termination that, if known by the Company on the Date of Termination, would have constituted Cause, the Company shall be entitled to cease all payments and benefits pursuant to Section 3(b), all Equity Awards that vested pursuant to Section 3(b) and any shares of Company stock you

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received with respect thereto shall immediately be forfeited, without payment therefor, and you shall be required to pay to the Company, immediately upon demand therefor, the amount of any proceeds realized by you from the sale of any such shares.

6.Section 409A Tax Implications. To the extent applicable, any payments or benefits required to be provided under this Agreement that is subject to Section 409A of the Code shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the Code and the regulations and guidance issued thereunder (collectively, “Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Each installment of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to this Agreement in connection with your termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid until the first business day that is six (6) months plus one (1) day or more after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except such earlier date as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(b) The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to you or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Board determines that this Agreement may be subject to Section 409A, the Board may (but is not obligated to), without your consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt this Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

7.Section 280G. To the extent applicable, if any payment or benefit you would receive or retain under this Severance Agreement, when combined with any other payment or benefit you receive or retain in connection with a “change in control event” within the meaning of Section 280G of the Code and the regulations and guidance thereunder (“Section 280G”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 7, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either payable in full or in such lesser amount as would result in no portion of the Payment being

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subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 7, including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G of the Code as may be designated by the Company (the “280G Advisor”). The 280G Advisor shall provide detailed supporting calculations both to you and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any final determination by the 280G Advisor shall be binding upon you and the Company. For purposes of making the calculations required by this Section 7, the 280G Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion or advice of counsel if any questions as to the amount or requirement of withholding arise.

9.Miscellaneous.

(a) This Agreement, together with any written employment agreement or offer letter to which you may be a party and any agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral, with respect to the subject matter hereof, other than with respect to any agreements between you and the Company with respect to confidential information, intellectual property, non-competition, non- solicitation, non-disparagement, nondisclosure of proprietary information, inventions and injunctive relief, including, without limitation, the Restrictive Covenant Agreement); provided that Section 9(f) supersedes and replaces any prior dispute resolution provisions in any other prior agreement between you and the Company (including, without limitation, the Restrictive Covenant Agreement).

(b)This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c)The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable and except to the extent necessary to reform or delete such illegal or unenforceable provision, this Agreement shall remain unmodified and in full force and effect.

(d)This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the

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assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e)All notices shall be in writing and shall be delivered personally (including by courier), sent by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Lemonade Ltd., 26 Eliezer Kaplan St., Tel Aviv, 6473427, Attn: Head of Legal, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally, or if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)Disputes. The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder or the status or court resolution thereof.

(g)This Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, without regard to the conflict of laws provisions thereof or of any other jurisdiction. Any dispute arising under or relating to this Agreement shall be resolved by the competent courts in Tel Aviv, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such venue.

10. Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing. Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

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IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the
Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

/s/ Daniel Schreiber
Name: Daniel Schreiber
Title: Chief Executive Officer

COMPANY:

/s/ Shai Wininger
Name: Shai Wininger
Title: Chief Technology Officer

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